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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
BancorpSouth, Inc.:

         We consent to the use of our reports dated March 9, 2006, with respect to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statement of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference.


                                             /s/  KPMG LLP

Memphis, Tennessee
April 14, 2006